Exhibit 3.19

CR-125507

Certificate Of Incorporation

I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP, 22, that all requirements of the said Law in respect of registration were complied with by

Bumble Bee International (PR), Inc.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of May Two Thousand Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of May Two Thousand Three

/s/ Joy A. Rankine

Assistant Registrar of Companies Cayman Islands, B.W.I.